Exhibit 99.01 -- Text of Public Release by the Company Announcing Update on
Third-Quarter 2022 Financial Results

Eastman Provides Update on Third-Quarter 2022 Financial Results

KINGSPORT, Tenn., Sept. 13, 2022 – Eastman Chemical Company (NYSE:EMN) provided an update on its third-quarter 2022 financial results.

Third-quarter 2022 adjusted earnings per share (EPS) are expected to be approximately $2.00. Previous expectations were for solid growth compared to third-quarter 2021 adjusted EPS of $2.46.

“There are three main factors negatively impacting our volume and product mix in the third quarter,” said Mark Costa, Board Chair and CEO. “While demand across some end markets, including agriculture and personal care, is demonstrating resilience, demand has slowed more than expected in August and September, in particular in the consumer durables and building and construction end markets and the European and Asian regions. At the same time, logistics have been challenged by an acceleration of marine logistics issues on the U.S. East Coast, particularly impacting high-value specialty products in Advanced Materials bound for other regions. Operational issues have also impacted volume and product mix, as recovery of our polymer lines from an electricity outage in July at our Kingsport facility took longer than expected,” Costa added.

Commenting on higher costs in the quarter, Costa said, “Certain costs have trended higher than expected and are impacting third-quarter performance, particularly for natural gas in the U.S., which reached a 14-year high during the quarter. A stronger U.S. dollar against a number of currencies, including the euro and the yen, is also negatively impacting results.

“In response to these accelerating challenges and continued uncertainty, we are raising prices where appropriate to offset higher costs and implementing measures to control costs across the company,” Costa said.

“As we close a challenging third quarter, our commitment to our growth programs is unwavering. Our investments have us well positioned as a leading specialty materials company, underpinned by our leadership position in the circular economy,” Costa concluded.

This update to our outlook does not include any impact from the recent rail embargo or the potential for a rail worker strike in the U.S. later this month.

Eastman will announce third-quarter 2022 financial results after the close of U.S. equities markets on Thursday, October 27, and conduct a public teleconference to discuss results at 8:00 a.m. ET on Friday, October 28. Eastman expects to provide a fourth-quarter financial outlook at that time.

Exhibit 99.01 -- Text of Public Release by the Company Announcing Update on
Third-Quarter 2022 Financial Results

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers and suppliers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, and cash and cash equivalents for full-year 2022. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2021, and the Form 10-Q filed for second-quarter 2022, both of which are available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenue of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com